Exhibit 99.1

PRESS CONTACT: Carey Hendrickson, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION

REPORTS SECOND QUARTER 2016 RESULTS

DALLAS – (BUSINESS WIRE) – August 2, 2016 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the nation’s largest operators of senior living communities, today announced operating and financial results for the second quarter 2016. Company highlights for the second quarter include:

Operating and Financial Summary (all amounts in this operating and financial summary exclude three communities that are undergoing repositioning, lease-up or significant renovation and conversion, unless otherwise noted; also, see Non-GAAP Financial Measures below and reconciliation of Non-GAAP measures to the most directly comparable GAAP measure on the final page of this release)

•	Revenue in the second quarter of 2016, including all communities, was $111.0 million, a $9.4 million, or 9.3%, increase from the second quarter of 2015.

•	Occupancy for the Company’s consolidated communities was 88.4% in the second quarter of 2016, an increase of 40 basis points from the second quarter of 2015 and a decrease of 10 basis points from the first quarter of 2016. Same-community occupancy was 88.6% for the second quarter of 2016, a 50 basis point increase from the second quarter of 2015 and a 10 basis point increase from the first quarter of 2016.

•	Average monthly rent for the Company’s consolidated communities in the second quarter of 2016 was $3,473, an increase of $110 per occupied unit, or 3.3%, as compared to the second quarter of 2015. Same-community average monthly rent was $3,426, an increase of $54 per occupied unit, or 1.6%, from the second quarter of 2015.

•	Income from operations, including all communities, was $5.8 million, a $2.1 million, or 57.4%, increase from the second quarter of 2015, due to the Company’s acquisitions of senior living communities made during or since the second quarter of 2015 and increases in the Company’s same-community revenues and occupancies.

•	Adjusted EBITDAR was $39.0 million in the second quarter of 2016, a 9.2% increase from the second quarter of 2015. The Company’s Adjusted EBITDAR margin was 36.5% for the second quarter of 2016. The three communities undergoing repositioning, lease-up or significant renovation and conversion, not included in Adjusted EBITDAR, generated an additional $0.8 million of EBITDAR.

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•	The Company’s Net Loss for the second quarter of 2016, including all communities, was $4.4 million, or $0.15 per share, due mostly to non-cash amortization of resident leases of $3.5 million associated with communities acquired by the Company in the previous 12 months. Excluding non-recurring or non-economic items, the Company’s adjusted net loss was $0.1 million in the second quarter of 2016.

•	Adjusted Cash From Facility Operations (“CFFO”) was $12.9 million, or $0.45 per share, in the second quarter of 2016 compared to $11.7 million, or $0.41 per share, in the second quarter of 2015, an increase of 10.0%.

•	The Company previously announced the expected acquisition of three communities for $74 million, subject to completion of due diligence and customary closing conditions. One of the communities to be purchased for approximately $18 million is currently expected to close in August 2016, and the other two communities totaling approximately $56 million are expected to close late in the third quarter or early in the fourth quarter. Once completed, this will bring the Company’s total acquisitions in 2016 to approximately $138.4 million.

“The Company once again achieved solid growth in our key performance metrics despite the heavy rain and flooding in Texas and the Midwest that impacted our traffic in May and early June. Our performance continues to demonstrate the advantages of our clear and differentiated strategy to drive superior shareholder value by successfully executing on our multiple avenues of growth,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “We achieved a record number of move-ins in the last week of June and expect momentum in our occupancy to continue to build in the second half of the year, as the third and fourth quarters are seasonally our quarters of greatest occupancy growth.

“Complementing our growth is a robust acquisition pipeline that allows us to increase our ownership of high-quality senior living communities in geographically concentrated regions and generate meaningful increases in our key performance metrics and real estate value. We currently expect to close on the acquisition of three communities during the second half of 2016, and we continue to pursue additional opportunities.

“We believe that we are well positioned to create long-term shareholder value as a larger company with scale, competitive advantages and a substantially all private-pay business model in a highly-fragmented industry that benefits from long-term demographics, need-driven demand, limited competitive new supply in our local markets, a strong housing market and a growing economy.”

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Recent Investment Activity

•	During the second quarter of 2016, the Company completed supplemental loans on seven communities that resulted in $16.9 million in net cash proceeds, which recognizes the significant value that has been created in these communities since the date of their primary loan in July 2014. These loans have an interest rate of 4.98% and mature coterminous with the original loans in July 2024. Also, the Company completed a supplemental loan on a community that resulted in net cash proceeds of $2.6 million. The loan has a 4.25% interest rate and matures coterminous with the original loan in September 2025.

•	As noted above, acquisitions of three communities totaling approximately $74 million are expected to close in the third and fourth quarters of 2016, subject to completion of due diligence and customary closing conditions. This will bring the Company’s total acquisitions in 2016 to approximately $138.4 million.

•	The Company has a strong pipeline of near- to medium-term targets. With a strong reputation among sellers, the Company sources the majority of its acquisitions off-market and at attractive terms.

Financial Results - Second Quarter

For the second quarter of 2016, the Company reported revenue of $111.0 million, compared to revenue of $101.6 million in the second quarter of 2015, an increase of 9.3%. Excluding the revenue of the community the Company sold in the third quarter of 2015, revenues increased $10.0 million, or 10.4%, in the second quarter of 2016 as compared to the second quarter of 2015, mostly due to the acquisition of 12 communities during or since the second quarter of 2015. Revenue for consolidated communities excluding the three communities undergoing repositioning, lease-up or significant renovation and conversion increased 9.4% in the second quarter of 2016 as compared to the second quarter of 2015. These increases were achieved with fewer units available for lease in the second quarter of 2016 than the second quarter of 2015, exclusive of acquisitions, due to conversion and refurbishment projects currently in progress at certain communities.

Operating expenses for the second quarter of 2016 were $67.2 million, an increase of $6.5 million from the second quarter of 2015, also primarily due to the acquisitions of senior living communities made during or since the second quarter of 2015.

General and administrative expenses for the second quarter of 2016 were $5.0 million compared to $5.7 million in the second quarter of 2015. Excluding transaction and conversion costs of $0.4 million from the second quarter of 2016 and $0.8 million from the second quarter of 2015, general and administrative expenses decreased $0.4 million in the second quarter of 2016 as compared to the second quarter of 2015. As a percentage of revenues under management, general and administrative expenses, excluding transaction and conversion costs, were 4.1% in the second quarter of 2016 as compared to 4.8% in the second quarter of 2015.

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Income from operations for the second quarter of 2016 was $5.8 million, an increase of $2.1 million, or 57.4%, from the second quarter of 2015. This increase is primarily attributable to the Company’s acquisitions of senior living communities made during or since the second quarter of 2015 and increases in the Company’s same-community revenues and occupancies.

The Company recorded a net loss on a GAAP basis of $4.4 million, or $0.15 per share, in the second quarter of 2016. Excluding non-recurring or non-economic items reconciled on the final page of this release, the Company’s adjusted net loss was $0.1 million in the second quarter of 2016.

The Company’s Non-GAAP financial measures exclude three communities that are undergoing repositioning, lease-up of higher-licensed units or significant renovation and conversion (see “Non-GAAP Financial Measures” below).

Adjusted EBITDAR for the second quarter of 2016 was $39.0 million, an increase of $3.3 million, or 9.2%, from the second quarter of 2015. The Adjusted EBITDAR margin for the second quarter of 2016 was 36.5%. The three communities undergoing repositioning, lease-up or significant renovation and conversion, not included in Adjusted EBITDAR, generated an additional $0.8 million of EBITDAR.

Adjusted CFFO was $12.9 million, or $0.45 per share, in the second quarter of 2016, a 10.0% increase from $11.7 million, or $0.41 per share, in the second quarter of the prior year.

Operating Activities

Same-community results exclude the three communities previously noted that are undergoing repositioning, lease-up or significant renovation and conversion, and transaction and other one-time costs.

Same-community revenue in the second quarter of 2016 increased 1.8% versus the second quarter of 2015. Due to conversion and refurbishment projects currently in progress at certain communities, fewer units were available for rent in the second quarter of this year than the second quarter of last year. With a like number of units available in both years, same-community revenue would have increased approximately 2.2% in the second quarter of 2016 as compared to the second quarter of the prior year.

Same-community expenses increased 1.7% from the second quarter of the prior year, excluding a one-time workers compensation credit of $0.4 million from the second quarter of 2015. On the same basis, labor costs, including benefits, increased 2.1%, food costs increased 0.6% and utilities increased 0.9%, all as compared to the second quarter of 2015, and same-community net operating income increased 1.9% in the

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second quarter of 2016 as compared to the second quarter of 2015. With a like number of units available in both years, same-community net operating income would have increased approximately 2.6% from the second quarter of the prior year.

Capital expenditures for the second quarter of 2016 were $16.0 million, representing approximately $14.7 million of investment spending and approximately $1.3 million of recurring capital expenditures. If annualized, spending for recurring capital expenditures was approximately $425 per unit.

Balance Sheet

The Company ended the quarter with $57.7 million of cash and cash equivalents, including restricted cash, an increase of $12.7 million since March 31, 2016. During the second quarter of 2016, the Company received net cash proceeds of $19.5 million related to supplemental loans for eight communities and spent $16.0 million on capital improvements, which includes $3.1 million related to lease incentives for certain tenant leasehold improvements for which the Company expects to be reimbursed by its lessors. The Company received reimbursements totaling $3.0 million in the second quarter for capital improvements and expects to receive additional reimbursements as the remaining projects are completed.

As of June 30, 2016, the Company financed its owned communities with mortgages totaling $834.4 million at interest rates averaging 4.6%. All of the Company’s debt is at fixed interest rates, except for one bridge loan totaling approximately $11.8 million at June 30, 2016, which matures in the third quarter of 2017. The earliest maturity date for the Company’s fixed-rate debt is in 2021.

The Company’s cash on hand and cash flow from operations are expected to be sufficient for working capital, prudent reserves and the equity needed to fund the Company’s acquisition, conversion and renovation programs.

Q2 2016 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s second quarter 2016 financial results. The call will be held on Tuesday, August 2, 2016, at 5:00 p.m. Eastern Time. The call-in number is 913-312-1446, confirmation code 7836246. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting August 2, 2016 at 8:00 p.m. Eastern Time, until August 11, 2016 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 7836246. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, beginning August 3, 2016.

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Non-GAAP Financial Measures of Operating Performance

Adjusted EBITDAR, Adjusted EBITDAR Margin, Adjusted Net Income and Adjusted CFFO are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures of operating performance may have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures of operating performance should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. The Company believes that these non-GAAP performance measures are useful as they are performance measures used by management in identifying trends in day-to-day performance because they exclude the costs associated with acquisitions and conversions and items that do not reflect the ordinary performance of our operations and provide indicators to management of progress in achieving both consolidated and business unit operating performance. In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in the senior living industry. The Company strongly urges you to review on the last page of this release the reconciliation of income from operations to Adjusted EBITDAR and Adjusted EBITDAR Margin and the reconciliation of net loss to Adjusted Net Income and Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior living services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 126 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 15,800 residents.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, refinancing, community sales, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share data)

	June 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$44,486	$56,087
Restricted cash	13,167	13,159
Accounts receivable, net	10,427	9,254
Federal and state income taxes receivable	95	—
Property tax and insurance deposits	11,472	14,398
Prepaid expenses and other	5,386	4,370

Total current assets	85,033	97,268
Property and equipment, net	958,123	890,572
Other assets, net	28,737	31,193

Total assets	$1,071,893	$1,019,033

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,148	$3,362
Accrued expenses	32,559	34,300
Current portion of notes payable, net of deferred loan costs	17,082	13,634
Current portion of deferred income and resident revenue	15,794	16,059
Current portion of capital lease and financing obligations	1,214	1,257
Federal and state income taxes payable	—	111
Customer deposits	1,698	1,819

Total current liabilities	69,495	70,542
Deferred income	13,165	13,992
Capital lease and financing obligations, net of current portion	38,295	38,835
Other long-term liabilities	10,372	4,969
Notes payable, net of deferred loan costs and current portion	812,704	754,949
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares – 65,000; issued and outstanding shares – 29,998 and 29,539 in 2016 and 2015, respectively	305	299
Additional paid-in capital	164,956	159,920
Retained deficit	(33,969)	(23,539)
Treasury stock, at cost – 494 and 350 shares in 2016 and 2015, respectively	(3,430)	(934)

Total shareholders’ equity	127,862	135,746

Total liabilities and shareholders’ equity	$1,071,893	$1,019,033

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Resident revenue	$111,034	$101,588	$220,207	$200,228
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	67,162	60,707	133,685	120,838
General and administrative expenses	4,972	5,718	11,220	10,731
Facility lease expense	15,445	15,298	30,650	30,554
Stock-based compensation expense	2,490	2,717	5,003	4,444
Depreciation and amortization	15,172	13,468	29,703	26,263

Total expenses	105,241	97,908	210,261	192,830

Income from operations	5,793	3,680	9,946	7,398
Other income (expense):
Interest income	19	11	35	24
Interest expense	(10,345)	(8,673)	(20,330)	(17,028)
Write-off of deferred loan costs and prepayment premiums	—	—	—	(871)
Loss on disposition of assets, net	(6)	(65)	(37)	(171)
Other income	233	—	233	1

Loss before provision for income taxes	(4,306)	(5,047)	(10,153)	(10,647)
Provision for income taxes	(140)	(119)	(277)	(558)

Net loss	$(4,446)	$(5,166)	$(10,430)	$(11,205)

Per share data:
Basic net loss per share	$(0.15)	$(0.18)	$(0.36)	$(0.38)

Diluted net loss per share	$(0.15)	$(0.18)	$(0.36)	$(0.38)

Weighted average shares outstanding — basic	28,926	28,705	28,838	28,636

Weighted average shares outstanding — diluted	28,926	28,705	28,838	28,636

Comprehensive loss	$(4,446)	$(5,166)	$(10,430)	$(11,205)

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2016	2015
Operating Activities
Net loss	$(10,430)	$(11,205)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	29,703	26,263
Amortization of deferred financing charges	567	582
Amortization of deferred lease costs and lease intangibles	(184)	651
Deferred income	44	(131)
Lease incentives	3,890	—
Write-off of deferred loan costs and prepayment premiums	—	871
Loss on disposition of assets, net	37	171
Provision for bad debts	809	544
Stock-based compensation expense	5,003	4,444
Changes in operating assets and liabilities:
Accounts receivable	(94)	(2,090)
Accounts receivable from affiliates	—	2
Property tax and insurance deposits	2,926	1,500
Prepaid expenses and other	(1,016)	1,379
Other assets	(566)	208
Accounts payable	(2,214)	(492)
Accrued expenses	(1,704)	(2,220)
Federal and state income taxes receivable/payable	(206)	(529)
Deferred resident revenue	(1,136)	(1,581)
Customer deposits	(121)	(48)

Net cash provided by operating activities	25,308	18,319
Investing Activities
Capital expenditures	(29,747)	(13,540)
Cash paid for acquisitions	(64,750)	(74,710)
Proceeds from disposition of assets	—	35,807

Net cash used in investing activities	(94,497)	(52,443)
Financing Activities
Proceeds from notes payable	69,892	102,332
Repayments of notes payable	(8,183)	(66,315)
Increase in restricted cash	(8)	(10)
Cash payments for capital lease and financing obligations	(583)	(433)
Cash proceeds from the issuance of common stock	66	42
Excess tax benefits on stock options exercised	(27)	49
Purchases of treasury stock	(2,496)	—
Deferred financing charges paid	(1,073)	(1,347)

Net cash provided by financing activities	57,588	34,318

(Decrease) Increase in cash and cash equivalents	(11,601)	194
Cash and cash equivalents at beginning of period	56,087	39,209

Cash and cash equivalents at end of period	$44,486	$39,403

Supplemental Disclosures
Cash paid during the period for:
Interest	$19,627	$16,112

Income taxes	$546	$1,020

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Capital Senior Living Corporation

Supplemental Information

			Average
	Communities		Resident Capacity		Average Units
	Q2 16	Q2 15	Q2 16	Q2 15	Q2 16	Q2 15
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	76	68	9,436	8,744	7,251	6,608
Leased	50	50	6,333	6,333	4,918	4,907

Total	126	118	15,769	15,077	12,169	11,515

Independent living			6,792	7,090	5,294	5,512
Assisted living			8,977	7,987	6,875	6,003

Total			15,769	15,077	12,169	11,515

II. Percentage of Operating Portfolio
Consolidated communities
Owned	60.3%	57.6%	59.8%	58.0%	59.6%	57.4%
Leased	39.7%	42.4%	40.2%	42.0%	40.4%	42.6%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			43.1%	47.0%	43.5%	47.9%
Assisted living			56.9%	53.0%	56.5%	52.1%

Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation

Supplemental Information (excludes communities being repositioned/leased up)

Selected Operating Results

	Q2 16	Q2 15
I. Owned communities
Number of communities	74	66
Resident capacity	8,891	8,199
Unit capacity (1)	6,845	6,208
Financial occupancy (2)	89.2%	89.1%
Revenue (in millions)	62.2	53.4
Operating expenses (in millions) (3)	38.5	33.1
Operating margin	38%	38%
Average monthly rent	3,397	3,220
II. Leased communities
Number of communities	49	49
Resident capacity	6,107	6,107
Unit capacity (1)	4,731	4,766
Financial occupancy (2)	87.3%	86.5%
Revenue (in millions)	44.4	44.0
Operating expenses (in millions) (3)	24.6	24.0
Operating margin	45%	45%
Average monthly rent	3,584	3,555
III. Consolidated communities
Number of communities	123	115
Resident capacity	14,998	14,306
Unit capacity (1)	11,576	10,974
Financial occupancy (2)	88.4%	88.0%
Revenue (in millions)	106.6	97.4
Operating expenses (in millions) (3)	63.1	57.1
Operating margin	41%	41%
Average monthly rent	3,473	3,363
IV. Communities under management
Number of communities	123	115
Resident capacity	14,998	14,306
Unit capacity (1)	11,576	10,974
Financial occupancy (2)	88.4%	88.0%
Revenue (in millions)	106.6	97.4
Operating expenses (in millions) (3)	63.1	57.1
Operating margin	41%	41%
Average monthly rent	3,473	3,363
V. Same communities under management
Number of communities	110	110
Resident capacity	13,833	13,833
Unit capacity (1)	10,662	10,700
Financial occupancy (2)	88.6%	88.1%
Revenue (in millions)	97.1	95.4
Operating expenses (in millions) (3)	56.7	55.7
Operating margin	42%	42%
Average monthly rent	3,426	3,372
VI. General and Administrative expenses as a percent of Total Revenues under Management
Second quarter (4)	4.1%	4.8%
Year to date (4)	4.5%	4.7%
VII. Consolidated Mortgage Debt Information (in thousands, except interest rates) (excludes insurance premium and auto financing)
Total fixed rate mortgage debt	822,615	659,485
Total variable rate mortgage debt	11,800	20,272
Weighted average interest rate	4.6%	4.6%

(1)	Due to conversion and refurbishment projects currently in progress at certain communities, unit capacity is lower in Q2 16 than Q2 15 for same communities under management, which affects all groupings of communities.
(2)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(3)	Excludes management fees, provision for bad debts and transaction and conversion costs. Q2 15 excludes a $0.4 million one-time workers compensation credit.
(4)	Excludes transaction and conversion costs.

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CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Adjusted EBITDAR
Income from operations	$5,793	$3,680	$9,946	$7,398
Depreciation and amortization expense	15,172	13,468	29,703	26,263
Stock-based compensation expense	2,490	2,717	5,003	4,444
Facility lease expense	15,445	15,298	30,650	30,554
Provision for bad debts	322	280	809	544
Casualty losses	170	260	435	521
Transaction and conversion costs	416	876	1,400	1,463
Communities excluded due to repositioning/lease up	(831)	(872)	(1,655)	(1,354)

Adjusted EBITDAR	$38,977	$35,707	$76,291	$69,833

Adjusted EBITDAR Margin
Adjusted EBITDAR	$38,977	$35,707	$76,291	$69,833
Total revenues	$111,034	$101,588	$220,207	$200,228
Communities excluded due to repositioning/lease up	(4,350)	(4,428)	(8,799)	(8,783)

Adjusted revenues	$106,684	$97,160	$211,408	$191,445

Adjusted EBITDAR margin	36.5%	36.8%	36.1%	36.5%

Adjusted net income and Adjusted net income per share
Net loss	$(4,446)	$(5,166)	$(10,430)	$(11,205)
Casualty losses	170	260	435	521
Transaction and conversion costs	184	876	1,168	1,463
Resident lease amortization	3,500	4,098	7,009	7,808
Write-off of deferred loan costs and prepayment premium	—	—	—	871
Loss (Gain) on disposition of assets	6	65	37	171
Tax impact of Non-GAAP adjustments (37%)	(1,428)	(1,961)	(3,200)	(4,009)
Deferred tax asset valuation allowance	1,532	1,851	3,423	4,350
Tax impact of 4 property sale	—	9	—	291
Communities excluded due to repositioning/lease up	369	215	659	705

Adjusted net (loss) income	$(113)	$247	$(899)	$966

Diluted shares outstanding	28,926	28,707	28,838	28,638

Adjusted net (loss) income per share	$(0.00)	$0.01	$(0.03)	$0.03

Adjusted CFFO and Adjusted CFFO per share
Net loss	$(4,446)	$(5,166)	$(10,430)	$(11,205)
Basic shares outstanding	28,926	28,705	28,838	28,636

Basic net loss per share	$(0.15)	$(0.18)	$(0.36)	$(0.38)

Net loss	$(4,446)	$(5,166)	$(10,430)	$(11,205)
Non-cash charges, net	21,304	17,068	39,869	33,395
Lease incentives	(3,022)		(3,890)
Recurring capital expenditures	(1,155)	(1,095)	(2,295)	(2,182)
Casualty losses	170	260	435	521
Transaction and conversion costs	184	876	1,168	1,463
Tax impact of 4 property sale	—	9	—	291
Tax impact of Spring Meadows Transaction	(106)	(106)	(212)	(212)
Communities excluded due to repositioning/lease up	(49)	(138)	(91)	152

Adjusted CFFO	$12,880	$11,708	$24,554	$22,223

Adjusted CFFO per share	$0.45	$0.41	$0.85	$0.78

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